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Exhibit 99.1

Altice Announces Group Reorganization
Altice USA Spin-Off and New Altice Europe Structure

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  Separation of Altice USA from Altice NV to be effected by a spin-off of Altice NV's 67.2% interest in Altice USA

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  Altice Europe to reorganize its structure: Altice France, Altice International and newly formed Altice Pay TV subsidiary

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  Altice founder Patrick Drahi to control both Altice Europe and Altice USA with close personal involvement

        Amsterdam, 8 January 2018: Altice N.V. ("Altice NV", Euronext: ATC, ATCB) today announces that its Board of Directors has approved plans for the separation of Altice USA Inc. ("Altice USA", NYSE: ATUS) from Altice NV (which will be renamed "Altice Europe"). The separation will enable each business to focus more on the distinct opportunities for value creation in their respective markets and ensure greater transparency for investors. Altice NV aims to complete the proposed transaction by the end of the second quarter 2018 following regulatory and Altice NV shareholder approvals.

        The separation is to be effected by a spin-off of Altice NV's 67.2% interest in Altice USA through a distribution in kind to Altice NV shareholders(1). Following this proposed transaction, the two companies will be led by separate management teams. Patrick Drahi, founder of Altice, will retain control of both companies through Next(2) and is committed to long-term ownership. Post-separation, Mr. Drahi will serve as President of the Board of Altice Europe and Chairman of the Board of Altice USA.

        Simultaneously, the Board of Directors of Altice USA, acting through its independent directors, today approved in principle the payment of a $1.5 billion cash dividend to all shareholders immediately prior to completion of the separation. Formal approval of the dividend and setting of a record date are expected to occur in the second quarter of 2018. The payment of the dividend will be funded with available Optimum revolving facility capacity and a new financing at Optimum. Altice NV will use €625 million of its c.€900 million of proceeds received in the Altice USA dividend to prepay a portion of the Altice Corporate Financing facility and will retain c.€275 million on balance sheet. In addition, the Board of Directors of Altice USA has authorized a share repurchase program of $2 billion, effective following completion of the separation.

        In the spirit of enhanced accountability and transparency, Altice Europe will reorganize its structure comprising Altice France (including French Overseas Territories), Altice International and a newly formed Altice Pay TV subsidiary. This will include integrating Altice's support services businesses into their respective markets and bundling Altice Europe's premium content activities into one separately funded operating unit with its own P&L. Altice NV's ownership of Altice Technical Services US will be transferred to Altice USA prior to completion of the separation for a nominal consideration.

        Altice founder Patrick Drahi said: "The separation will allow both Altice Europe and Altice USA to focus on their respective operations and execute against their strategies, deliver value for shareholders, and realize their full potential. Both operations will have the fundamental Altice Model at their heart through my close personal involvement as well as that of the historic founding team.

        Altice Europe has tremendous opportunities as we deliver on our operational aspirations around much improved customer service and monetizing our premium infrastructure and content assets. Altice Europe has

(1) The distribution will exclude shares indirectly owned by Altice NV through Neptune Holding US LP ("Holding LP").

(2) Next's control of Altice USA will be exercised via some other Altice NV and Altice USA shareholders being in concert with Next—together the "Next ATUS Concert".

a unique asset base that is fully converged and fiber rich with strong number one or number two position in each market with nationwide fixed and mobile coverage. At the core of our strategy is the operational and financial turnaround in France and Portugal. In parallel, we have a clear plan to further strengthen our long-term balance sheet position as we execute our non-core asset disposals.

        Altice USA sees exciting opportunities in the US market as we start 2018 with strong momentum. We have a full operational agenda to deliver best-in-class services to our customers, drive innovation and advance our fiber investment strategy. The new organization structure will enable us to focus even more on executing this agenda while enhancing transparency for our investors. We remain confident in achieving the objectives we set out at the beginning of our journey in the US and affirm the efficiency targets set out at the time of the acquisitions of Suddenlink and Optimum."

Rationale for Separation

        The proposed transaction is designed to create simplified, independent and more focused European and US operations to the benefit of their respective customers, employees, investors and other stakeholders. In particular, the proposed separation will result in:

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  Two long-term investment opportunities defined by different market dynamics, industrial strategies and regulatory regimes;

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  Dedicated management teams with enhanced focus on execution in their respective markets, in each case led by founder and controlling shareholder Patrick Drahi;

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  Simplified, more efficient and dynamic operating and financial structures with clear, distinct targets;

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  Enhanced transparency into each company's unique value drivers and elimination of intercompany relationships, and;

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  Preserved balance sheet strengths of each company as both businesses benefit from long-term capital structures, no meaningful near-term debt maturities and strong liquidity.

Distribution in Kind of Altice USA Shares ("Altice USA Spin-Off")

        The separation will be effected via a distribution in kind by Altice NV of its 67.2% interest in Altice USA (5.3 million shares of Class A Common Stock and 490.1 million shares of Class B Common Stock) to its shareholders (the "Distribution"). Each Altice NV shareholder will be given the opportunity to receive only shares of Class A Common Stock, Class B Common Stock or a combination thereof. The Distribution will take place out of Altice NV's share premium reserve. The Distribution will have no tax impact on Altice NV or Altice USA, and is not expected to be subject to withholding tax in the Netherlands. Altice NV shareholders that are US taxpayers will be subject to US income tax on the distribution.

        Each Altice NV shareholder, irrespective of whether it owns A- or B-shares in Altice NV, will be entitled to receive 0.4163 of a share of Altice USA Common Stock for every Altice NV share (no distribution of Altice USA Common Stock will be made with respect to any Altice NV Treasury Shares). The Class A Common Stock of Altice USA is listed for trading on the New York Stock Exchange (Ticker: ATUS). The Class B Common Stock of Altice USA will not be listed for trading on the New York Stock Exchange or any other exchange at the time of the separation and is not currently expected to be listed for trading on any exchange in the future. Each share of Altice USA Class B Common Stock is convertible into one share of Altice USA Class A Common Stock.

        Shares of Altice USA Class A Common Stock and Class B Common Stock mirror Altice NV's capital structure: equal economics, shares of Altice USA Class A Common Stock are entitled to one vote per share and shares of Altice USA Class B Common Stock are entitled to 25 votes per share.

Next, together with parties in concert with Next in Altice NV (together the "ANV Next Concert"), will elect to receive only Class B Common Stock pro rata for their ownership of Altice NV (52.2% economic stake(3)). The total number of Class B Common Stock to be distributed will be capped at 247.7m or 50% of the Altice USA shares currently owned by Altice NV(4), representing c. 34% of the total outstanding shares of Altice USA. If final demand exceeds the cap on the Class B Common Stock, shares of Class B Common Stock requested by shareholders will be proportionately reduced and replaced with a corresponding amount of Class A Common Stock.

        The transaction will increase the economic ownership of public stockholders of Altice USA from 10.3% of the total share capital of Altice USA to 42.4%. Assuming 100% of Altice NV public shareholders elect to receive Altice USA Class B Common Stock, the voting percentage of the Altice USA public stockholders will increase from 0.6% to 47.2% and the ATUS Next Concert will have 51.2% of the voting power. Assuming 0% of Altice NV public shareholders elect to receive Altice USA Class B Common Stock, the voting power of the Altice USA public stockholders will increase from 0.6% to 4.7% and the ATUS Next Concert will have 93.7% of the voting power.

        The separation will require the publication of formal documentation in Europe and an effective registration statement on file with the U.S. Securities & Exchange Commission (SEC) in the US and require US regulatory approvals. An EU prospectus is to be filed with the Dutch Authority for the Financial Markets (AFM) for review and approval. Altice USA has filed a Registration Statement on Form S-1 with respect to the separation with the SEC. Upon approval from the AFM and notification for passporting in relevant Member States of the EU, and declaration by the SEC of the effectiveness of the Registration Statement on Form S-1, the EU prospectus will be made available on the website of Altice NV.

        The separation was approved by the Altice NV Board of Directors on January 8, 2017, and is subject to Altice NV shareholder approval. An EGM is expected to be held in Q2 2018. The separation will be effected by the distribution in kind of Altice USA shares to shareholders of Altice NV, which is expected to occur in Q2 2018 post EGM approval.

        Altice NV may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the Altice NV board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice NV or its shareholders or is otherwise not advisable. Certain changes to the Distribution would require approval of Altice USA's independent directors.

Management Structure of Altice Europe and Altice USA

        Altice Europe and Altice USA will be managed by two distinct management teams, focused solely on the performance in their respective markets. Both management teams will benefit from the strategic leadership of founder and controlling shareholder Patrick Drahi, who will serve as President of the Board of Altice Europe and Chairman of the Board of Altice USA. Armando Pereira will serve as COO of Altice Europe and serve as strategic advisor to Altice USA for all operations.

        Dennis Okhuijsen will serve as CEO and a Director of Altice Europe with all corporate functions and country managers reporting into him. He will report to Patrick Drahi.

(3) Including shares owned directly and indirectly by Patrick Drahi through Next and shares owned by ANV shareholders subject to shareholders' agreements with Next (as per section 3.7.6 of Altice N.V. 2016 Annual Report).

(4) Excluding shares indirectly owned by Altice NV through Holding LP.

        Dexter Goei will continue to serve as CEO and a Director of Altice USA. He will report to Patrick Drahi.

Altice Europe Management	Altice USA Management
Dennis Okhuijsen, CEO	Dexter Goei, CEO
Armando Pereira(5), COO	Hakim Boubazine, COO and Co-President
Burkhard Koep, CFO	Charles Stewart, CFO and Co-President

Altice Europe

Strategic Agenda

        At the core of Altice Europe's strategy is a return to revenue, profitability and cash flow growth and, as a result, deleveraging. Altice Europe benefits from a unique asset base which is fully-converged, fiber rich, media rich, active across consumers and businesses and holds number one or number two positions in each of its markets with nationwide coverage. The reinforced operational focus offers significant value creation potential. In parallel, Altice Europe is advancing with its preparations for the disposal of non-core assets.

        Key elements of the Altice Europe growth and deleveraging strategy include:

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  The operational and financial turnaround in France and Portugal under the leadership of the new local management teams;

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  Optimizing the performance in each market with a particular focus on customer services;

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  Continuing to invest in best-in-class infrastructure commensurate with Altice Europe's market position;

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  Monetizing content investments through various pay TV models and growing advertising revenue, and;

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  Execution of the non-core asset disposal program.

New Perimeter Structure

        In order to increase accountability and transparency, Altice Europe will be structured in three distinct operating units with new perimeters:

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  Altice France: Altice France will include SFR Telecom, SFR Media (NextRadioTV(6) & Press), French Overseas Territories, Altice Technical Services France and Intelcia customer services.

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  Altice International: Altice International will include MEO in Portugal, HOT in Israel, Altice Dominican Republic, Teads and Altice Technical Services Europe (other than France).

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  Altice Pay TV: Newly formed Altice Pay TV will include the Altice Content division, major sports rights (including Champions League and English Premier League), and other premium content rights (including Discovery, NBC Universal).

        Altice France will cancel its existing wholesale pay TV contracts for the content and channels being transferred to Altice Pay TV and will become a wholesale customer of Altice Pay TV with a new revenue sharing contract and significantly reduced annual minimum guarantee (in exchange for

(5) Armando Pereira will remain CEO of SFR Telecom.

(6) NextRadioTV 49% owned by SFR Group, currently under regulatory process for a change of control.

c.€300 million break fee payable in 2018 to Altice Pay TV). This new arrangement will include the transfer of other premium content contracts from Altice France to Altice Pay TV and allow Altice France to continue to distribute premium pay TV content to its customers including SFR Sports and Altice Studio channels.

        Altice believes the new Altice France perimeter will allow investors to better assess the underlying performance of Altice France compared to its market competitors.

Financial Performance (old perimeter vs. new perimeter)

        Under the old reporting perimeter pre-reorganization, Altice France (SFR Group) generated revenue of €11.1 billion in 2016 and €11.1 billion in the last twelve months ending September 30, 2017. During the same periods, Altice France generated operating free cash flow of €1.5 billion (2016) and €1.3 billion respectively. For the twelve months ending September 30, 2017, operating free cash flow was negatively impacted by increased content investments and peak capital expenditures. Revenue performance in Q4 2017 was impacted by declines in B2B and low-margin wholesale and equipment revenues (FY 2017 pro forma revenue declined c.2% YoY(7)).

        Under the new perimeter, Altice France generated revenue of €11.0 billion in 2016 and €10.9 billion in the last twelve months ending September 30, 2017. During the same periods, Altice France generated operating free cash flow of €1.7 billion (2016) and €1.8 billion respectively. For 2018, Altice France is expected to generate operating free cash flow of €1.6 to €1.7 billion, which includes c.€300 million of annual pay TV content expenses and reflects c.€200 million of revenue drag related to changes to the value added tax law in France.

Balance sheet

        The implementation of the separation will not affect the various silos of the Altice Europe restricted debt group. The pro forma capital structure of Altice Europe will include the separate Altice France and Altice International debt silos, the Altice Luxembourg S.A. holdco silo, Altice Corporate Financing (ACF) and a separate new Altice Pay TV silo. All existing instruments remain in place at the same terms. Altice NV will use €625 million of its c.€900 million proceeds from the Altice USA special cash dividend to prepay the ACF facility and retain c.€275 million on balance sheet. As part of the reorganization of Altice Europe, €550 million (of which €300 million in cash) will be paid by Altice France to Altice International as consideration for the acquisition of the French Overseas Territories and the transfers of ATS France and Intelcia (support services) from Altice International to Altice France.

        Pro forma for the dividend received from Altice USA, the reorganization and signed M&A transactions(8), Altice Europe's net debt position would have been approximately €31.0 billion as of Q3 2017 with a weighted average life of c.6.6 years and a weighted average cost of debt of c.5.5%. Pro forma net leverage as of Q3 2017 was 5.4x last 12 months EBITDA. There are no major maturities at Altice France (SFR) until 2022, no major maturities at Altice International until 2023, no maturities at Altice Luxembourg until 2022, ACF maturity of 2021. Altice Europe has a strong liquidity position with €3.4 billion of cash and undrawn revolving credit facilities as of the end of Q3 2017.

        Altice Europe confirms its plan to delever its balance sheet and bring financial leverage in line its stated target of c.4x net debt to EBITDA.

(7) Pro forma for the sale of press titles within the AMG France business in April and October 2017. Altice France Media (Other) revenue in FY 2016 was €397m, €106m in Q4 2016 and €336m for the 9 months ending September 2017 post these disposals.

(8) Signed disposals of green.ch AG and Green Datacenter AG in Switzerland (CHF 214 million or €184 million equivalent EV, announced on December 1, 2017) and acquisition of Media Capital (€440 million EV, announced on July 14, 2017).

        Central to this deleveraging plan is the operational and financial turnaround in France and the return to revenue, profitability and cash flow growth. In addition, Altice Europe is advancing its potential disposal processes of non-core assets, which include its non-strategic tower portfolio and its operations in the Dominican Republic. As announced in December 2017, Altice has already entered into an agreement to sell its Swiss operations for a total expected consideration of CHF 214 million (9.9x LTM Adjusted EBITDA). The transaction is expected to close imminently. Altice Europe will update investors in due course as it executes on its non-core asset disposal program.

        Together with the c. €900 million dividend proceeds from Altice USA, the successful conclusion of the disposal program would result in meaningful deleveraging of Altice Europe and would substantially enhance Altice Europe's already strong liquidity profile.

Altice USA

Business Strategy

        Altice USA's business strategy continues to focus on Altice's original investment thesis when it entered the US market in 2015, which the US team has been successfully implementing since then. Central to Altice USA are investments in networks and the video product, simplification across the operations and improved customer service. Altice USA will focus on the following key areas to successfully complete the original acquisition plan and be prepared for the next phase of market consolidation:

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  Focus on KPIs to improve revenue growth;
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  Complete implementation of opex efficiencies;
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  Full scale deployment of Altice One and fiber (FTTH) build out.

Capital market considerations

        Altice USA will benefit from a significantly enlarged free float from approximately 10% to approximately 42% post separation, providing for enhanced trading liquidity in its Class A Common Stock. Altice USA confirms its efficiency targets set out at the time of the acquisitions of Suddenlink and Optimum. At the same time, Altice USA affirms that its fiber (FTTH) deployment and new full mobile virtual network operator (MVNO) network investment will be executed within the historical capex envelope.

        Altice USA announces that its Board of Directors has authorized a share repurchase program of $2 billion following consummation of the separation.

Balance sheet

        The proposed transaction will have no impact on the debt structure of Altice USA which comprises the two separate Optimum and Suddenlink debt silos other than the effect of the financing transactions related to the $1.5 billion special cash dividend. All instruments remain in place on the same terms and the availability of revolving credit facilities is unaffected.

        The Board of Directors of Altice USA expects to pay a $1.5 billion dividend immediately prior to consummation of the separation. The dividend is expected to be funded via a $1.0 billion mix of fixed and floating-rate guaranteed debt at Optimum plus $500m revolving credit facility draw at Optimum / Cablevision.

        At the end of Q3 2017, Altice USA's reported net debt position was $21.2 billion and Altice USA's net leverage was 5.4x last 12 months EBITDA. As adjusted for the dividend, Altice USA's net debt position as of Q3 2017 would have been approximately $22.7 billion as of Q3 2017 with a weighted average life of c.6.0 years and a weighted average cost of debt of c.6.2%. Pro forma leverage as of

Q3 2017 would have been 5.8x last 12 months EBITDA. There are no material maturities at Suddenlink until 2020 and near-term maturities at Optimum are covered by available revolving credit facilities pro forma for the dividend payment.

        As adjusted for the dividend, Optimum's net debt position as of Q3 2017 would have been approximately $16.3 billion with a weighted average life of c.5.9 years and a weighted average cost of debt of c.6.6%. Pro forma leverage as of Q3 2017 would have been 6.1x last 12 months EBITDA (vs. 5.6x as reported pre-dividend). During Q4 2017 Optimum repaid $725 million of its drawn revolving credit facility. Near-term maturities at Optimum are covered by available revolving credit facilities pro forma for the dividend payment.

        Suddenlink's net debt position was approximately $6.7 billion as of Q3 2017 with a weighted average life of c.6.2 years and a weighted average cost of debt of c.5.4%. Leverage as of Q3 2017 was 5.3x last 12 months EBITDA which is unaffected by the Altice USA special cash dividend. There are no material maturities at Suddenlink until 2020.

        Altice USA notes the significant and rapid deleveraging at both Optimum and Suddenlink since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation. Following recent developments, Altice USA now targets leverage of 4.5-5.0x net debt to EBITDA (reduced from prior target of 5.0-5.5x).

Investor and analyst conference calls

        To discuss this announcement, Altice will hold two separate conference calls for investors and analysts to accommodate participants across both US and European time zones:

First conference call details for US participants:

        The first webcast and conference call for investors and analysts will be held today, Monday January 8 at 6:30pm EST (Monday January 8 at 11:30pm UK time / Tuesday January 9 at 12:30am CET).

Conference ID: 8138479
Conference call dial-in:
Participant Toll Free Dial-In Number: +1 (866) 393-4306
Participant International Dial-In Number: +1 (734) 385-2616

A live webcast of the presentation will be available on the following website:

https://event.on24.com/wcc/r/1578705/2A411EDBAFE8AA53AC153B1088DF8C49

Second conference call details for European participants:

        The second webcast and conference call for investors and analysts will be held tomorrow, Tuesday January 9 at 8:00am CET (7:00am UK time / 2:00am EST).

Conference ID: 8699878
Conference call dial-in:
Participant Toll Free Dial-In Number: +1 (866) 393-4306
Participant International Dial-In Number: +1 (734) 385-2616

A live webcast of the presentation will be available on the following website:

https://event.on24.com/wcc/r/1578710/36315FD8383CB9920B74D42D2798A6DC

A presentation for the above conference calls will be made available prior to the call on our investor relations websites: http://altice.net/investor-relations and http://alticeusa.com/

Contacts

Head of Investor Relations Altice NV
Nick Brown: +41 79 720 15 03 / nick.brown@altice.net

Head of Communications Altice NV
Arthur Dreyfuss: +41 79 946 49 31 / arthur.dreyfuss@altice.net

Head of Communications Altice USA
Lisa Anselmo: +1 516 803 2362 / lisa.anselmo@alticeusa.com

Regulated Information

        This press release contains inside information within the meaning of Article 7(1) of the EU Market Abuse Regulation. Outside the US, this public announcement does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer, to buy or subscribe for any securities in Altice N.V. or Altice USA Inc.

        Altice USA has filed a registration statement with the Securities and Exchange Commission (SEC) for the offering to which this press release relates. You should read the preliminary prospectus in that registration statement and other documents Altice USA has filed with the SEC for more complete information about Altice USA. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may also request a copy of the current preliminary prospectus, at no cost, by mail to Lisa Anselmo, Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101 USA. To review a filed copy of the current registration statement and preliminary prospectus, click the following link on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing Altice USA filings for the relevant date on the SEC website):

https://www.sec.gov/Archives/edgar/data/1702780/000104746918000085/a2234168zs-1.htm

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  Exhibit 99.1
Altice Announces Group Reorganization Altice USA Spin-Off and New Altice Europe Structure